Exhibit 7(c)

The following companies are reinsurers for Protective's Premiere and/or Premiere Provider Variable Life products:

American United Life Insurance Company (Indianapolis, Indiana)
Business Men's Assurance Company of America (Kansas City, Missouri)
Gerling Global Life Reinsurance Company (Toronto, Canada)
RGA Reinsurance Company (St. Louis, Missouri)
SCOR Life U.S. Re Insurance Company (Addison, Texas)
Security Life of Denver Insurance Company (Denver, Colorado)
Swiss Re Life & Health America Inc. (Stamford, Connecticut)
The Cologne Life Reinsurance Company (Stamford, Connecticut)
The Lincoln National Life Insurance Company (Fort Wayne, Indiana)
Transamerica Occidental Life Insurance Company (Charlotte, North Carolina)